Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of B&G Foods, Inc.:

1.	Form S-3 No. 333-289226;

2.	Form S-8 No. 333-168845;

3.	Form S-8 No. 333-150903; and

4.	Form S-8 No. 333-272725

of our report dated June 1, 2026, relating to the special purpose abbreviated financial statements of Del Monte Foods Holdings Limited and subsidiaries’ Broth and Stock Business as of and for the year ended April 27, 2025 appearing in this Current Report on Form 8-K/A of B&G Foods, Inc.

SYCIP GORRES VELAYO & CO.

/s/ SyCip Gorres Velayo & Co.

Makati City, Philippines

June 1, 2026